Exhibit 2.1

PROSPERITY GOLDFIELDS CORP.

INFORMATION CIRCULAR
as at July 14, 2011

This Information Circular (the “Circular”) is furnished in connection with the solicitation of proxies by the management of PROSPERITY GOLDFIELDS CORP. (the "Company") for use at the annual and special meeting (the "Meeting") of its shareholders to be held on August 12, 2011 at the time and place and for the purposes set forth in the accompanying Notice of Annual & Special meeting of Shareholders.

In this Information Circular, references to "the Company", "we" and "our" refer to Prosperity Goldfields Corp. "Common Shares" means common shares in the capital of the Company. "Beneficial Shareholders" or “Non-Registered Holders” means shareholders who do not hold Common Shares in their own name and "intermediaries" refers to brokers, investment firms, clearing houses and similar entities that own securities on behalf of Beneficial Shareholders.

GENERAL PROXY INFORMATION

Solicitation of Proxies

The solicitation of proxies will be primarily by mail, but proxies may be solicited personally or by telephone by directors, officers and regular employees of the Company. All costs of this solicitation will be borne by the Company. The Company has made arrangements for intermediaries to forward solicitation materials to the beneficial owners of the Common Shares held of record by those intermediaries and the Company may reimburse the intermediaries for reasonable fees and disbursements incurred by them in so doing.

Appointment of Proxyholders

A shareholder entitled to vote at the Meeting may, by means of a proxy, appoint a proxyholder or one or more alternate proxyholders, who need not be shareholders, to attend and act at the Meeting for the shareholder on the shareholder's behalf.

The individuals named in the accompanying form of proxy (the "Proxy") are directors and/or officers of the Company (the "Management Designees"). If you are a shareholder entitled to vote at the Meeting, you have right to appoint a person, who need not be shareholder, to attend and act for you and on your behalf at the Meeting other than either of the Management Designees. You may do so either by inserting the name of that other person in the blank space provided in the Proxy or by completing and delivering another suitable form of proxy.

A proxy will not be valid unless the completed, signed and dated form of proxy is delivered to the office of Computershare Investor Services, by fax at 1-866-249-7775, by mail or by hand at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 not less than 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or the adjournment thereof at which the Proxy is to be used.

Revocation of Proxies

In addition to revocation in any other manner permitted by law, a registered shareholder who has given a proxy may revoke it by either:

(a)	executing a proxy bearing a later date; or

(b)

executing a valid notice of revocation, either of the foregoing to be executed by the registered shareholder or the shareholder's authorized attorney in writing, or, if the shareholder is a company, under its corporate seal by an officer or attorney duly authorized, and by depositing the Proxy bearing a later date with Computershare Investor Services or at the address of the registered office of the Company at 1075 West Georgia Street, Suite 1980, Vancouver, BC, V6E 3C9, at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, that precedes any reconvening thereof, or to the chair of the Meeting on the day of the Meeting or any reconvening thereof, or in any other manner provided by law; or

(c)	by the registered shareholder personally attending the Meeting and voting the registered shareholder's Common Shares.

A revocation of a proxy will not affect a matter on which a vote is taken before the revocation.

Exercise of Discretion

The Management Designees named in the Proxy will vote or withhold from voting the shares represented thereby in accordance with the instructions of the shareholder on any ballot that may be called for. The Proxy will confer discretionary authority on the nominees named therein with respect to:

(a)	each matter or group of matters identified therein for which a choice is not specified other than the appointment of an auditor and the election of directors,

(b)	any amendment to or variation of any matter identified therein, and

(c)	any other matter that properly comes before the Meeting.

In respect of a matter for which a choice is not specified in the Proxy, the Management Designees will vote the Common Shares represented by the Proxy at their own discretion for the approval of such matter.

As of the date of this Information Circular, management of the Company knows of no amendment, variation or other matter that may come before the Meeting, but if any amendment, variation or other matter properly comes before the Meeting each Management Designee intends to vote thereon in accordance with the Management Designee's best judgment.

Proxy Voting Options

If you are a registered shareholder, you may elect to submit a proxy in order to vote whether or not you are able to attend the Meeting in person. In order to vote by mail, you must complete, date and sign the Proxy and return it to the Company's transfer agent, Computershare Investor Services, by mail or by hand at its office at 100 University Avenue, 9th Floor, Toronto, Ontario,

M5J 2Y1, by fax at 1-866-249-7775, at any time up to and including 10:00 a.m. (Toronto time) on August 10, 2011.

Advice to Beneficial Holders of Common Shares

The information set forth in this section is of significant importance to many shareholders of the Company, as a substantial number of shareholders do not hold Common Shares in their own name (each a “Non-Registered Holder”). Beneficial Shareholders should note that only Proxies deposited by shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Meeting.

If Common Shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those Common Shares will not be registered in the shareholder's name on the records of the Company. Such Common Shares will more likely be registered under the names of the shareholder's broker or an agent of that broker. In the United States, the vast majority of such shares are registered under the name of Cede & Co. as nominee for The Depositary Trust Company (which acts as depositary for many U.S. brokerage firms and custodian banks), and in Canada under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms).

Intermediaries are required to seek voting instructions from Beneficial Shareholders in advance of shareholders' meetings unless the Beneficial Shareholders have waived the right to receive meeting material. Every intermediary has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting.

If you are a Beneficial Shareholder, the form of proxy supplied to you by your broker (or its agent) is similar to the form of Proxy provided to registered shareholders by the Company. However, its purpose is limited to instructing the intermediary how to vote on your behalf. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions Inc. (“Broadridge”) in the United States and in Canada. Broadridge mails a voting instruction form in lieu of a proxy provided by the Company. The voting instruction form will name the Management Designees to represent you at the Meeting. You have the right to appoint a person (who need not be a shareholder of the Company), other than the persons designated in the voting instruction form, to represent you at the Meeting. To exercise this right, you should insert the name of the desired representative in the blank space provided in the voting instruction form. The completed voting instruction form must then be returned to Broadridge by mail or facsimile or given by Broadridge by phone or over the internet, in accordance with Broadridge’s instructions. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. If you receive a voting instruction form from Broadridge, you cannot use it to vote Common Shares directly at the Meeting. It must be returned to Broadridge well in advance of the Meeting in order to have the Common Shares voted.

Although, as a Beneficial Shareholder, you may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of your broker (or agent of your broker), you may attend at the Meeting as proxyholder for your broker and vote the Common Shares in that capacity. If you wish to attend at the Meeting and indirectly vote your Common Shares as proxyholder for your broker or have a person designated by you to do so, you should enter your own name, or the name of the person you wish to designate, in the blank space on the voting instrument form provided to you and return the same to your broker (or your broker's agent) in accordance with the instructions provided by your broker (or agent), well in advance of the Meeting.

Alternatively, you may request in writing that your broker send you a legal Proxy which would enable you, or a person designed by you, to attend at the Meeting and vote your Common Shares.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of the directors or executive officers of the Company, nor any person who has held such a position since the beginning of the last completed financial year end of the Company, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting other than as set out herein.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS OF VOTING SECURITIES

The Board of Directors of the Company has fixed July 8, 2011 as the record date (the "Record Date") for determination of persons entitled to receive notice of the Meeting. Only shareholders of record at the close of business on the Record Date who either attend the Meeting personally or complete, sign and deliver a form of proxy in the manner and subject to the provisions described above will be entitled to vote or to have their Common Shares voted at the Meeting.

As of July 14, 2011, the Company had outstanding 40,382,800 fully paid and non-assessable Common Shares without par value, each carrying the right to one vote. The Company has no other classes of voting securities.

To the knowledge of the directors and executive officers of the Company, the only persons or companies that beneficially own, directly or indirectly or exercise control or direction over, Common Shares carrying more than 10% of the voting rights attached to all outstanding Common Shares of the Company as at July 14, 2011 were as follows:

Name of Shareholder	Number of Shares	Percentage
Evolving Gold Corp.	11,925,160	29.53%
Richmond Partners Master Limited	7,626,104	18.88%
Sheldon Inwentash	5,523,760(1)	13.68%

Notes:

(1)	1,500,000 of such shares are held indirectly by Pintree Capital Ltd. and the balance, 4,023,760, are held directly.

VOTES NECESSARY TO PASS RESOLUTIONS

In respect to the election of directors, a simple majority of affirmative votes cast at the Meeting is required to pass the resolutions described herein. If there are more nominees for election as directors or appointment of the Company's auditor than there are vacancies to fill, those nominees receiving the greatest number of votes will be elected or appointed, as the case may be, until all such vacancies have been filled.

In respect to the resolution to approve the Company’s amended stock option plan and the resolution to approve a shareholder owning in excess of 20%(as described below), more than 50% of the affirmative votes cast at the Meeting are required.

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of three directors and it is intended to elect three directors for the ensuing year.

The following table sets out the names of management's nominees for election as directors, all major offices and positions with the Company and any of its significant affiliates each now holds, each nominee' s principal occupation, business or employment, the period of time during which each has been a director of the Company, any committees of the Company on which each serves and the number of Common Shares of the Company beneficially owned by each, directly or indirectly, or over which each exercised control or direction, as at July 14, 2011.

Nominee Position with the Company and Province and Country of Residence	Occupation, Business or Employment(1)	Period as a Director of the Company	Committee Membership	Common Shares Beneficially Owned or Controlled(2)
R. Stuart (Tookie) Angus, LLB Director & Chairman British Columbia, Canada	Independent Senior Business Advisor in Mining Industry	September 10, 2010	Audit Committee	420,000
R. Bruce Duncan President & Director Ontario, Canada	Director and Officer of the Company; President, West Oak Capital Partners Inc.	September 10, 2010	Audit Committee	714,000
Robert W. Barker Director Colorado, USA	Director, Evolving Gold Corp.	September 10, 2010	Audit Committee	Nil

Notes:

(1)	The information as to principal occupation, business or employment is not within the knowledge of the management of the Company and has been furnished by the respective nominees. Each nominee has held the same or a similar principal occupation with the organization indicated or a predecessor thereof for the last five years.

(2)	The number of shares beneficially owned by the above nominees for directors, directly or indirectly, is based on information furnished by the nominees themselves.

To the knowledge of the Company, other than as disclosed below, no proposed director is, or has, within the 10 years before the date of this Information Circular, been a director or executive officer of any company that, while that person was acting in that capacity,

(a)

was the subject of a cease trade order or similar order or an order that denied the relevant company access to any exemptions under securities legislation, for a period of more than 30 consecutive days; or

(b)

was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(c)

within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Mr. R. Stuart (Tookie) Angus informs the Company that Wildcat Silver Corporation (“Wildcat”), a company in which he serves as a director, requested and received notice from the British Columbia Securities Commission of the issuance of a management cease trade order (the “MCTO”) on October 30, 2007 in connection with the late filing of Wildcat’s annual audited consolidated financial statements for the fiscal year ending June 30, 2007. Wildcat’s failure to make the filing within the required time frame was due to the need to clarify potential foreign tax obligations relating to an acquisition it made. The required filing was made on January 7, 2008 and the MCTO was revoked on January 8, 2008.

No proposed director of the Company has, within the 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

The persons named in the Proxy intend to vote FOR the proposed nominees for directors whose names are set forth above.

REPORT ON EXECUTIVE COMPENSATION

General Provisions

Each executive officer receives consulting fees, which constitutes the largest share of the officer’s compensation package. An officer’s consulting fees are reviewed by the board of directors on a bi-annual basis and may be adjusted to take into account performance contributions for the year and to reflect sustained performance contributions over a number of years.

In addition, officers and directors are eligible under the Company’s Stock Option Plan (the “Plan”) to receive grants of stock options. The Plan is an important part of the Company’s long-term incentive strategy for its officers, permitting them to participate in any appreciation of the market value of the common shares over a stated period of time. The Plan is intended to reinforce commitment to long-term growth in profitability and shareholder value. The size of the stock option grants to officers and directors is dependent on each officer and director’s level of responsibility, authority and importance to the Company and to the degree to which such officer or director’s long term contribution to the Company will be key to its long term success.

Summary Compensation Table

The following table and notes thereto set forth all compensation paid by the Company to its executive officers (collectively, the “Named Executive Officers”) for the financial year ended March 31, 2011.

Name & Principal Positions					Non-equity Incentive Plan Compensation
	Year	Salary ($)	Share- Based Awards ($)	Option- Based Awards[3] ($)	Annual Incentiv e Plans ($)	Long Term Incentive Plans ($)	Pension Value ($)	All Other ($)	Total Compen- sation ($)
R. Bruce Duncan(1) Chief Executive Officer	2011	$14,000	Nil	$151,145	Nil	Nil	Nil	Nil	$165,145
Olga Nikitovic, CA(2) Chief Financial Officer	2011	$7,000	Nil	$50,380	Nil	Nil	Nil	Nil	$57,380

Notes:

(1)	Mr. Duncan was appointed the Chief Executive Officer on September 10, 2010. Management fees are paid to West Oak Capital Partners Inc., a company controlled by Mr. Duncan.

(2)	Ms. Nikitovic, CA, spouse of R. Bruce Duncan, was appointed Chief Financial Officer on October 14, 2010.

(3)	The grant date fair value of the share option awards are determined in accordance with 3870 of the CICA Handbook (accounting fair value) using Black-Scholes option pricing model.

Incentive Plan Awards

The following table provides details with respect to stock options granted to the Named Executive Officers under the option plan.

Name & Principal Positions	Option-based awards[1]				Share-based awards
	Number of underlying Securities (#)	Option Exercise Price ($)	Option Expiration Date	Value of unexercised In-the-Money Options ($)	Number of Shares not vested (#)	Market value of Shares not vested ($)
R. Bruce Duncan Chief Executive Officer	600,000	$0.25	March 4, 2016	$96,000	Nil	Nil
Olga Nikitovic, CA Chief Financial Officer	200,000	$0.25	March 4, 2016	$32,000	Nil	Nil

[1]	Options can be granted for a maximum term of 5 years.

Incentive Plan Awards – Valued Vested or Earned for the Year Ending March 31, 2011

The following table provides details as to Incentive Plan Awards – Value Vested or Earned during the year ended March 31, 2011.

Name & Principal Positions	Option-based awards – Value vested during the year[1] ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Valued earned during the year ($)
R. Bruce Duncan Chief Executive Officer	$36,000	Nil	Nil
Olga Nikitovic, CA Chief Financial Officer	$12,000	Nil	Nil

[1]	Based on the difference between the exercise price of the options and the closing trading price on the TSX Venture Exchange as of the date of vesting.

Termination and Change of Control Benefit

There is no employment contract between the Company and any of the Named Executive Officers.

Compensation of Directors

The directors have also been reimbursed for miscellaneous out-of-pocket expenses incurred in carrying out their duties as directors.

Director Compensation Table

Name					Non-equity Incentive Plan Compensation
	Year	Fees ($)	Share- Based Awards ($)	Option- Based Awards[1] ($)	Annual Incentive Plans ($)	Long Term Incentive Plans ($)	Pension Value ($)	All Other ($)	Total Compen- sation ($)
R. Stuart (Tookie) Angus	2011	Nil	Nil	$88,165	Nil	Nil	Nil	Nil	$88,165
Robert W. Barker	2011	Nil	Nil	$88,165	Nil	Nil	Nil	Nil	$88,165

[1]	The grant date fair value of the share option awards are determined in accordance with 3870 of the CICA Handbook (accounting fair value) using Black-Scholes option pricing model.

[2]	Represents compensation for services as consultant and not for services in the capacity as director

Incentive Plan Awards

The following table provides details with respect to stock options granted to the directors under the option plan.

Name[1]	Option-based awards				Share-based awards
	Number of underlying Securities (#)	Option Exercise Price ($)	Option Expiration Date	Value of unexercised In- the-Money Options ($)	Number of Shares not vested (#)	Market value of Shares not vested ($)
R. Stuart (Tookie) Angus	350,000	$0.25	March 11, 2016	$56,000	Nil	Nil
Dr. Roger Steininger	350,000	$0.25	March 11, 2016	$56,000	Nil	Nil

[1]	Mr. Duncan was a director as well as an officer of the Corporation during the year. Mr. Duncan s compensation as a director and as an officer is provided in the Named Executive Officer disclosure.

MANAGEMENT CONTRACTS

There are no management functions of the Company or any of its subsidiaries which are to any substantial degree performed other than by the directors or executive officers of the Company or its subsidiaries.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No director, executive officer, employee or former director, executive officer or employee of the Company was indebted to the Company as at the date hereof or at any time during the most recently completed financial year of the Company.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

To the knowledge of management of the Company, no "informed person" (a director, officer or holder of 10% or more of the Common Shares) or nominee for election as a director of the Company nor any associate or affiliate of any informed person or nominee for election as a director had any interest in any transaction since the commencement of the Company's most recently completed financial year or in any proposed transaction which, in either case, has materially affected or would materially affect the Company or any of its subsidiaries.

SPECIAL BUSINESS - STOCK OPTION PLAN

Approval of Stock Option Plan

In order to provide incentive to directors, officers, employees, management and others who provide services to the Company to act in the best interests of the Company, management of the Company proposes that shareholders continue to approve a “rolling” stock option plan (the “2011 Stock Option Plan”). Under the 2011 Stock Option Plan, a maximum of 10% of the issued and outstanding common shares of the Company as exists as at the date of the meeting will be reserved for options to be granted at the discretion of the Company’s Board of Directors to eligible optionees as defined below (the “Optionees”). The 2011 Stock Option Plan requires shareholder and TSX-V approval. At the date of this Information Circular, there are 1,800,000 options outstanding.

Pursuant to the policies of the TSX-V, an “eligible optionee” must be either a director, officer, employee, consultant or an employee of a company providing management or other services to the Company or a subsidiary at the time the option is granted. Options may be granted only to an individual or a non-individual that is wholly-owned by individuals eligible for an option grant. If the option is granted to a non-individual, it must provide the TSX-V with an undertaking that it will not permit any transfer of its securities, nor issue further securities, to any individual or other entity as long as the option remains in effect, without the consent of TSX-V.

The following is a summary of the material terms of the 2011 Stock Option Plan:

1.	all options granted under the 2011 Stock Option Plan are non-assignable and non- transferable and exercisable for a period of up to five years.

2.

for stock options granted to employees or service providers (inclusive of management company employees), the Company must ensure that the proposed Optionee is a bona fide employee or service provider (inclusive of management company employees), as the case may be, of the Company or any subsidiary;

3.

if an Optionee ceases to be employed by the Company (other than as a result of termination with cause) or ceases to act as a director or officer of the Company or a subsidiary of the Company, any option held by such Optionee may be exercised within 90 days after the date such Optionee ceases to be employed or act as an officer or director, as the case may be, or within 30 days if the Optionee is engaged in investor relations activities;

4.	the minimum exercise price of an option granted under the Plan must not be less than the Discounted Market Price (as defined in the policies of TSX-V); and

5.	no Optionee may be granted an option or options to purchase more than 5% of the outstanding listed shares of the Company at the time of granting in any one year period.

Management of the Company is of the view that the 2011 Stock Option Plan permits the Company to attract and maintain the services of executives, employees and service providers. A full copy of the Plan will be available for inspection at the Meeting.

The 2011 Stock Option Plan will expire at the conclusion of the next annual general meeting, at which time a new stock option plan must be adopted.

Shareholders will be asked to consider, and if deemed appropriate, approve an ordinary resolution in the following form:

BE IT RESOLVED THAT a stock option plan reserving up to 10% of the issued and outstanding common shares of the Company, as exists as at the date of the meeting, for issuance under the

2011 Stock Option Plan be and is hereby approved.”

Level of Approval Required

To be effective, the 2011 Stock Option Plan must be adopted by a simple majority of the votes cast at the Meeting.

Unless otherwise directed, the management designees named in the accompanying Form of Proxy intend to vote in favour of the confirmation of the 2011 Stock Option Plan as set forth above.

The following table sets out equity compensation plan information at the end of the financial year ended March 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted-average exercise price of outstanding options, warrants and rights (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (C)
Equity compensation plans approved by securityholders	1,800,000	0.25	676,640
Equity compensation plans not approved by securityholders	Nil	Nil	Nil
Total	1,800,000	0.25	676,640

SPECIAL BUSINESS - APPROVAL OF OWNERSHIP IN EXCESS OF 20% OF THE ISSUED CAPITAL

On April 6, 2011, the Company completed a private placement of securities (“Private Placement”) consisting of 4,000,000 flow-through units and 11,470,604 non-flow-through units. On the closing of such Private Placement, Richmond Capital LLP, on behalf of Richmond Partners Master Fund Limited (the “Investor”) subscribed for 6,670,604 non-flow-through units (“Units”) for $2,001,181.20. Each Unit consisted of one common share and one-half of one common share purchase warrant (“Warrant”). Each whole Warrant entitles the Investor to acquire one additional common share at any time prior to April 16, 2013 at an exercise price of $0.45. Prior to completion of the Private Placement, the Investor owned 1,069,000 common shares of the Company. Upon completion of the Private Placement, the Investor owned 7,739,604 common shares of the Company and 3,335,302 warrants, representing approximately 27.4% of the outstanding common shares of the Company, on a partially diluted basis. The Investor acquired the Units for investment purposes only.

In connection with closing of the Private Placement, the Investor signed an undertaking not to exercise any convertible securities it owns, directly or indirectly, or controls into common shares of the Company if it would result in the Investor owning more than 20% of Prosperity’s outstanding share capital without the prior written consent of the TSX or unless disinterested shareholder approval is obtained.

Level of Approval Required

Disinterested shareholders will be asked to consider and, if deemed appropriate, approve, by a simple majority of the votes cast, an ordinary resolution in the following form:

BE IT RESOLVED THAT the holding by the Investor of in excess of 20% of the common shares of the Company be and is hereby approved.

The Investor will not be permitted to vote its shares in connection with this item of special business.

Unless otherwise directed, the management designees named in the accompanying Form of Proxy intend to vote in favour of the resolution as set forth above.

APPOINTMENT OF AUDITORS

The Directors propose to nominate McGovern, Hurley, Cunningham, LLP as the auditors of the Company to hold office until the close of the next annual general meeting of the shareholders and the remuneration to be fixed by the directors of the Company.

The persons named in the Proxy intend to vote FOR the resolution to re-appoint McGovern, Hurley, Cunningham, LLP as auditor of the Company and authorize the directors to fix their remuneration. A majority of the votes cast by shareholders must be in favour of this resolution in order for it to be approved.

AUDIT COMMITTEE AND RELATIONSHIP WITH AUDITOR

Multilateral Instrument 52-110 of the Canadian Securities Administrators (“MI 52-110”) requires the Company, as a venture issuer, to disclose annually in its Information Circular certain information concerning the constitution of its audit committee and its relationship with its independent auditors, as set forth in the following.

Charter

The audit committee has a charter. A copy of the audit committee charter is attached as Appendix “A” to the Company’s Prospectus dated February 2, 2011, which document was SEDAR filed on February 2, 2011.

Composition

The Audit Committee consists of the following three directors. Also indicated is whether they are ‘independent’ and ‘financially literate’.

Name of Member	Independent (1)	Financially Literate (2)
R. Stuart (Tookie) Angus, LLB	Yes	Yes
R. Bruce Duncan	No	Yes
Robert W. Barker	Yes	Yes

(1)

A member of the Audit Committee is independent if he has no director or indirect „material relationship with the Company. A material relationship is a relationship which could, in the view of the Board of Directors, reasonably interfere with the exercise of a member’s independent judgment.

(2)

A member of the Audit Committee is financially literate if he has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Audit Committee Oversight

The audit committee has not made any recommendations to the Board of Directors to nominate or compensate any external auditor.

Reliance on Certain Exemptions

The Company’s auditors, McGovern, Hurley, Cunningham, LLP, Chartered Accountants, have not provided any material non-audited services.

Pre-Approval Policies and Procedures

The audit committee has not adopted specific policies and procedures for the engagement of non-audit services.

Exemption

The Company is relying upon the exemption from the composition requirements of its audit committee and the reporting obligations found in section 6.1 of MI 52-110.

The Company is also relying upon the exemption for de minimis non-auditor services found in section 2.4 of MI 52-110.

External Auditor Service Fees

The audit committee has reviewed the nature and amount of the non-audited services provided by McGovern, Hurley, Cunningham, LLP to the Company to ensure auditor independence. Fees paid to McGovern, Hurley, Cunningham, LLP in fiscal 2011 for audit and non-audit services are outlined in the table below.

Nature of Services	Fees Paid to Auditor in Year Ended March 31, 2011
Audit Fees(1)	$23,000
Audit-Related Fees(2)	Nil
Tax Fees(3)	Nil
All Other Fees(4)	Nil
Total	$23,000

Notes:

(1)

“Audit Fees” include fees necessary to perform the annual audit and quarterly reviews of the Company’s consolidated financial statements. Audit Fees include fees for review of tax provisions and for accounting consultations on matters reflected in the financial statements. Audit Fees also include audit or other attest services required by legislation or regulation, such as comfort letters, consents, reviews of securities filings and statutory audits.

(2)

“Audit-Related Fees” include services that are traditionally performed by the auditor. These audit-related services include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.

(3)

“Tax Fees” include fees for all tax services other than those included in “Audit Fees” and “Audit-Related Fees”. This category includes fees for tax compliance, tax planning and tax advice. Tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.

(4)	“All Other Fees” include all other non-audit services.

CORPORATE GOVERNANCE

General

Effective June 30, 2005, National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) and National Policy 58-201 Corporate Governance Guidelines (“NP 58-201”) were adopted in each of the provinces and territories of Canada. NI 58-101 requires issuers to disclose the corporate governance practices that they have adopted. NP 58-201 provides guidance on corporate governance practices.

The Board believes that good corporate governance improves corporate performance and benefits all shareholders. The Canadian Securities Administrators (the “CSA”) have adopted NP 58-201, which provides non-prescriptive guidelines on corporate governance practices for reporting issuers. In addition, the CSA have implemented NI 58-101, which prescribes certain disclosure by reporting issuers of its corporate governance practices. This section sets out the Company’s approach to corporate governance and addresses the Company’s compliance with NI 58-101.

1.	Board of Directors

Directors are considered to be independent if they have no direct or indirect material relationship with the Company. A “material relationship” is a relationship which could, in the view of the Company’s Board of Directors (the "Board"), be reasonably expected to interfere with the exercise of a director’s independent judgment.

The Board facilitates its independent supervision over management by choosing management who demonstrate a high level of integrity and ability and having strong independent Board members. The independent directors are, however, able to meet at any time without any the non-independent directors being present. Further supervision is performed through the audit committee which is composed of a majority of independent directors and who may meet with the Company’s auditors without management being in attendance.

The independent members of the Board of the Company are R. Stuart (Tookie) Angus and Robert W. Barker. The non-independent directors include R. Bruce Duncan, Chief Executive Officer of the Company.

2.	Directorships

The participation of the directors in other reporting issuers is described in the following table:

Name of Director	Names of Other Reporting Issuers the Director is a Director of
R. Stuart (Tookie) Angus	San Marco Resources Inc., Nevsun Resources Ltd., Dynasty Gold Corp.,
Wildcat Silver Corporation, SouthGobi Resources Ltd., Santa Fe Metals
Corp., Tirex Resources Ltd., Evolving Gold Corp., Bolero Resources Corp.,
Yellowhead Mining Inc., Riva Gold Corp.
R. Bruce Duncan	Evolving Gold Corp., Bolero Resources Corp.
Robert W. Barker	Evolving Gold Corp., Novo Resources Corp., Westridge Resources Inc.

3.	Orientation and Continuing Education

When new directors are appointed, they receive orientation, commensurate with their previous experience, on the Company’s properties and on the responsibilities of directors.

Board meetings may also include presentations by the Company’s management and employees to give the directors additional insight into the Company’s business.

4.	Ethical Business Conduct

The Board has found that the fiduciary duties placed on individual directors by the Company’s governing corporate legislation and the common law and the restrictions placed by applicable corporate legislation on an individual director's participation in decisions of the Board in which the director has an interest have been sufficient to ensure that the Board operates independently of management and in the best interests of the Company.

5.	Nomination of Directors

The Board considers its size each year when it considers the number of directors to recommend to the shareholders for election at the annual meeting of shareholders, taking into account the number required to carry out the Board’s duties effectively and to maintain a diversity of views and experience.

The Board does not have a nominating committee, and these functions are currently performed by the Board as a whole. However, if there is a change in the number of directors required by the Company, this policy will be reviewed.

6.	Compensation

The independent directors are R. Stuart (Tookie) Angus and Robert W. Barker. These directors have the responsibility for determining compensation for the directors and senior management.

To determine compensation payable, the independent directors review compensation paid for directors and Chief Executive Officers of companies of similar size and stage of development in the mineral exploration industry and determine an appropriate compensation reflecting the need to provide incentive and compensation for the time and effort expended by the directors and senior management while taking into account the financial and other resources of the Company. In setting the compensation, the independent directors annually review the performance of the Chief Executive Officer in light of the Company’s objectives and consider other factors that may have impacted the success of the Company in achieving its objectives.

7.	Other Board Committees

The Board has no other committees other than the audit committee.

8.	Assessments

The Board annually reviews its own performance and effectiveness as well as that of the Audit Committee and the individual directors in fulfilling their respective responsibilities.

The Board feels its corporate governance practices are appropriate and effective for the Company, given its relatively small size and level of activity. The Company's corporate governance structure allows for the Company to operate efficiently, with simple checks and balances that control and monitor management and corporate functions without undue administrative burden.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on SEDAR at www.sedar.com. Financial information on the Company is provided in the Company's comparative financial statements and management discussion and analysis for the most recently completed financial year ended March 31, 2011. Copies of the Company's financial statements and management discussion and analysis may be obtained upon request from the Company, Suite 1980, 1075 West Georgia Street, Vancouver, British Columbia, V6E 3C9.

OTHER MATTERS

The enclosed Proxy confers discretionary authority upon the persons named on the Proxy with respect to any amendments to the matters outlined in the Notice of Meeting and with respect to any other matters that may properly come before the Meeting.

The Board is not aware of any matters to be presented for action at the Meeting other than those specifically referred to in the Notice of Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote on such matters in accordance with their best judgment.

On any ballot that may be called for at the Meeting, all common shares will be voted or withheld from voting in accordance with the specification of the holder of such shares signing the Proxy or Proxies. If no such specification is made, then the common shares represented by the applicable Proxy will be voted favour of the resolution.

DIRECTORS' APPROVAL

The contents and sending of this Information Circular have been approved by the directors of the Company.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) ”R. Bruce Duncan”

R. Bruce Duncan
Chief Executive Director

Mississauga, Ontario
July 14, 2011

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